                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

            Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or
                      Suspension of Duty to File Reports
      under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number:    000-23473
                                              ---------------

                                CombiChem, Inc.
                             ---------------------
            (Exact name of registrant as specified in its charter)

               9050 Camino Santa Fe, San Diego, California 92121
             -----------------------------------------------------
                                 858-530-0484
                                 ------------
                         (Address, including zip code,
                  and telephone number, including area code,
                 of registrant's principal executive offices)

                         Common Stock, $.001 par value
                      -----------------------------------
           (Title of each class of securities covered by this Form)

                                     None
                                  ----------
                   Titles of all other classes of securities
                       for which a duty to file reports
                     under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                   Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]                   Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]                   Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date: 51
      --
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, CombiChem, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 12, 1999                  COMBICHEM, INC.



                                         By: /s/ Todd Myers
                                            ---------------------------------
                                         Name: Todd Myers
                                         Title: Assistant Secretary